EXHIBIT 99.1
NEWS RELEASE
LANCER REPORTS THIRD QUARTER RESULTS
SAN ANTONIO, TEXAS, November 4, 2005— Lancer Corporation (Amex: LAN) announced today its results of operations for the third quarter and nine months ended September 30, 2005.
Net sales for the three months ended September 30, 2005 were $32.5 million, up 4% from $31.3 million in the third quarter of 2004. Third quarter net earnings were $2.4 million in 2005, compared to $5.8 million in 2004. Earnings per diluted share were $0.25 in the third quarter of 2005, versus $0.61 in the same period last year. Other income of $7.0 million from a settlement with a customer had a positive impact on 2004 results, and led to the decline in net earnings and earnings per diluted share in the third quarter and first three quarters of 2005.
For the nine months ended September 30, 2005, net sales were $99.4 million, up 8% from sales in the first three quarters of 2004. Net earnings were $8.0 million in the first nine months of 2005, versus $8.2 million in the same period of 2004. Nine-month earnings per diluted share were $0.82 in 2005 and $0.86 in 2004.
Currency fluctuations had a positive impact of 1% on sales during the third quarter of 2005. Lancer incurred $0.3 million of expense relating to its efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act during the third quarter of 2005, and $0.9 million of expense relating to such compliance efforts through the first nine months of 2005.
Christopher D. Hughes, Chief Executive Officer, commented: “2005 has been a good year for Lancer. As we enter the fourth quarter, we are sharpening our focus on those improvements that have contributed to our sales and operating profit growth during the year, and which are critical to our success in the future.”
Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide. Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom. Lancer is a vertically integrated manufacturer that employs approximately 1,200 people. Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.
From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance. The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company’s manufacturing, distribution centers or offices; changes in the Company’s relationships with key customers; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with customers or vendors; changes in foreign currency exchange rates; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

LANCER CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Net sales	$32,460	$31,264	$99,445	$92,467
Cost of sales	21,535	22,368	66,840	64,772

Gross profit	10,925	8,896	32,605	27,695

Selling, general and administrative expenses	7,351	6,940	21,550	22,332

Other operating expense (income)	57	339	(119)	12

Operating income	3,517	1,617	11,174	5,351

Other income (expense):
Interest expense	(31)	(204)	(91)	(457)
Income from joint ventures	305	571	964	824
Settlement of development project	—	7,000	—	7,000
Other income (expense), net	(57)	(93)	188	(102)

	217	7,274	1,061	7,265

Income before income taxes	3,734	8,891	12,235	12,616

Income tax expense (benefit):
Current	1,018	3,189	4,232	4,747
Deferred	297	(124)	11	(323)

	1,315	3,065	4,243	4,424

Net income	$2,419	$5,826	$7,992	$8,192

Common Shares Outstanding:
Basic	9,504,473	9,380,558	9,486,463	9,371,993
Diluted	9,729,404	9,506,649	9,695,813	9,480,633

Earnings Per Share:
Basic earnings	$0.25	$0.62	$0.84	$0.87
Diluted earnings	$0.25	$0.61	$0.82	$0.86

LANCER CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
ASSETS

	(Unaudited)	(Audited)
	September 30,	December 31,
	2005	2004

Assets:
Cash	$5,870	$5,196
Net receivables	18,160	17,114
Total inventories	28,666	24,495
Other assets	40,960	38,682

Total assets	$93,656	$85,487

LIABILITIES AND SHAREHOLDERS’ EQUITY

	September 30,	December 31,
	2005	2004

Liabilities:
Accounts payable	$7,853	$7,555
Debt	1,366	1,477
Other liabilities	13,761	13,440

Total liabilities	$22,980	$22,472

Shareholders’ equity	70,676	63,015

Total liabilities and shareholders’ equity	$93,656	$85,487